EXHIBIT

  MORGAN STANLEY DEAN WITTER U.S. GOVERNMENET MONEY MARKET
                            TRUST


Sub-Item

77P       Information Required to be Filed Pursuant to
          Existing Exemptive Orders

(A)       Statement Pursuant to Exemptive Order (ICA Release
No. 12207)
          Pertaining to Amortized Cost Pricing

          No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.